Exhibit 10.24

SEQUENOM INC.

EMPLOYMENT AGREEMENT

This Agreement is entered into between Sequenom, Inc. a Delaware corporation (the “Company”) and Clarke Neumann (the “Employee”) on July 19, 2004 (the “Effective Date”). In consideration of, and as a condition of Employee’s continued employment by Company, and of the compensation to be paid to Employee by Company, and in recognition of the fact that Employee will have access to the Company’s confidential, proprietary, and trade secret information, Company and Employee agrees to the terms and conditions set forth in this agreement as follows:

1. Employment Status. Employee has the position of General Counsel and will perform for the Company such duties as may be designated by the Company from time to time. Employee agrees that Employee’s employment with the Company is on an at will basis, is for no specified term and may be terminated by the Company at any time, with or without Cause (as defined in Section 10(c) herein) in accordance with section 10 of this agreement. Similarly, Employee may terminate employment with the Company at any time, for any reason upon written notice as provided in section 10 of this agreement. Employee understands and agrees that the at will nature of Employee’s employment relationship with Company cannot be changed or modified, except by a written agreement signed by the Chief Financial Officer.

2. Duties of Employee. Employee shall report to the Chief Financial Officer and shall have overall responsibility for the management, direction, and operations of the legal and intellectual property functions of the company. Employee shall perform such other duties and have such other responsibilities as may be assigned to Employee from time to time by the Chief Financial Officer of the Company.

3. Loyalty/Covenant not to Compete

3.1 Loyalty. As long as Employee is employed by the Company, Employee shall devote full time and efforts to the Company and shall not, without the Company’s prior expressed written consent, engage directly or indirectly in any employment, consulting or business activity other than for the Company. While employed by the Company, Employee will not engage in other employment without the Company’s consent, or engage in any activities determined by the Company to be detrimental to the interests of the Company. Employee will refer to the Company, all corporate opportunities Employee learns of as a result of service of an employee of the Company.

3.2 Agreement not to Participate in Company’s Competitors. During the Term of this Agreement, and during any period during which Employee is receiving compensation or any other consideration from the Company, including severance pay pursuant to Section 10(d) herein, the Employee agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Employee to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. Ownership by the Employee, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

4. Compensation and Benefits.

(a) Employee’s compensation as General Counsel shall have the following components: (i) base salary at the rate of $200,000 per year, less standard deductions and withholdings, payable in accordance with the Company’s standard payroll policy.

(b) The Company has previously granted to Employee stock options to purchase up to 100,000 shares of the common stock of the Company (incentive stock options), $0.001 par value per share. The exercise price for any future stock options granted to Employee shall be at least equal to the fair market value, as determined by the Board of Director, of the common stock of the Company on the date of grant of such option. The stock options shall be vested as described in the individual grant option agreement; provided, however, that in the event all, or substantially all, of the assets of Sequenom, or a majority of the corporate shares of Sequenom, are acquired by another business or by an individual, then all remaining unexercised stock options previously granted to Employee shall become 100% vested as of the effective date of the acquisition.

(c) Employee shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits as are customarily afforded Company employees. Employee understands that, except when prohibited by applicable law, the Company’s employee benefit plans and fringe benefits may be amended, enlarged, diminished or terminated by the Company from time to time, in its sole discretion.

(d) Upon submission of itemized expense statements in the manner specified by Company, the Company will pay Employee’s reasonable travel and other reasonable business expenses incurred by Employee in the furtherance of and in connection with Employee’s employment hereunder.

5. Employee’s Performance.

(a) Employee shall use best efforts to perform assigned duties diligently, loyally, conscientiously, and with reasonable skill, and shall comply with all rules, procedures and standards promulgated from time to time by the Company. Among such rules, procedures and standards are those governing ethical and other professional standards for dealing with customers, government agencies, vendors, competitors, consultants, fellow employees, and the public-at-large; security provisions designed to protect Company property and the personal security of Company employees; rules respecting attendance, punctuality, and hours of work; and, rules and procedures designed to protect the confidentiality of the Company’s proprietary/trade secret information. The Company agrees to make reasonable efforts to inform Employee of such rules, standards and procedures as are in effect from time to time.

(b) The employment relationship between the Parties shall be governed by the policies and practices established by the Company and its Board of Directors. The Employee will acknowledge in writing that he has read the Company’s Employee Handbook, which will govern the terms and conditions of his employment with the Company, along with this Agreement. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

(c) Employee hereby represents and warrants (i) that Employee has the full right to enter into this Agreement and perform the services required of hereunder, without any restriction whatsoever, (ii) that in the course of performing services hereunder, Employee will not violate the terms or conditions of any agreement between Employee and any third party or infringe or wrongfully appropriate any patents, copyrights, confidential information, trade secrets or other intellectual property rights of any person or entity anywhere in the world, (iii) that listed on Exhibit A to this Agreement are the names of all third parties with whom Employee has entered into employment or employment confidentiality agreements, and (iv) Employee shall provide a copy of each such agreement referenced herein to Company. It is the understanding of both the Company and the Employee that the Employee shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Employee’s former employers, nor shall the Company and/or its affiliates seek to elicit from the Employee any such information. Consistent with the foregoing, the Employee shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

6. Company’s Management Rights. The Company retains its full management prerogatives and discretion to manage and direct its business affairs, including the adoption, amendment or modification of research, development, production or marketing decisions as it sees fit, notwithstanding any individual interest in, or expectation, Employee may have regarding a particular business program or product.

7. Nondisclosure of Confidential, Proprietary or Trade Secret Information. The Employee has previously executed a Proprietary Information & Inventions Agreement (the “Proprietary Information and Inventions Agreement”) as a condition of employment. The termination of employment shall not release the Employee from Employee’s obligations under the Employee’s Proprietary Information & Inventions Agreement or as established by applicable laws or Company policies.

8. No Solicitation of Customers or Employees. Employee acknowledges that the Company has invested substantial time, effort and expense in compiling its confidential, proprietary and trade secret information and in assembling its present staff of personnel. In order to protect the business value of the Company’s confidential, proprietary and trade secret information, during Employee’s employment with the Company and for one year immediately following the termination of that employment with the Company:

(a) Employee agrees that information regarding all customers and all prospective customers of the Company, of which Employee learns during Employee’s employment with the Company, is Proprietary Information of the Company as defined in the Proprietary Information & Inventions Agreement.

(b) Employee agrees not to, either directly or indirectly, solicit business, as to products or services competitive with those of the Company, from any of the Company’s customers or prospective customers with whom Employee had contact during employment with the Company.

(c) Employee agrees not to, directly or indirectly, induce or solicit any of the Company’s employees to leave their employment with the Company.

9. Return of Property. Upon the termination of Employee’s employment with the Company, or at any other time upon request of the Company, Employee shall promptly return any and all customer or prospective customer lists, other customer or prospective customer information or related materials, formulas, computer data and programs, specifications, drawings, blueprints, data storage devices, reproductions, sketches, notes, memoranda, reports, records, proposals, business plans, or copies of them, other documents, materials, tools, equipment, and all other property belonging to the Company or its customers which Employee then possesses. Employee further agrees, that upon termination of employment, Employee shall not take any documents or data of any description containing or pertaining to the Company’s Proprietary Information or Inventions, as those terms are defined in the Proprietary Information & Inventions Agreement. Upon leaving the Company’s employment, Employee agrees to sign a Termination Certificate confirming that Employee has complied with the requirements of this Section of the Agreement and that Employee is aware that certain restrictions imposed by this Agreement continue after termination of Employee’s employment. Employee further understands, however, that Employee’s continuing obligations under the Proprietary Information & Inventions Agreement will continue even if Employee does not sign a Termination Certificate.

10. Termination. Employee’s employment hereunder shall terminate upon the occurrence of any of the following events:

(a) The death or legal incapacity of Employee.

(b) Written notice of termination from the Company to Employee as a result of Employee’s incapacity or inability to further perform services as contemplated herein for a period aggregating 90 days or more within any six-month period, because Employee’s physical or mental health has become so impaired as to make it impossible or impractical for Employee to perform the duties and responsibilities contemplated hereunder.

(c) Written termination notice from the Company to Employee of Employee’s employment termination by the Company for Cause (as hereafter defined). The Company shall have “Cause” for termination of Employee’s employment if any of the following occur:

i.	Employee is convicted of, or pleaded guilty or nolo contendere to, any felony, or any lesser crime or offense having as its predicate element fraud or dishonesty;

ii.	Employee misappropriates, steals or converts any of the property of the Company;

iii.	Employee knowingly and willfully perpetrates any act or omission which submits the Company to criminal liability, or knowingly and willfully causes the Company to commit a material violation of local, state or federal laws, rules or regulations;

iv.	Employee breaches any provision of this Agreement or the Proprietary Information & Inventions Agreement;

v.	Employee breaches any provision of any other agreement between Employee and the Company and such breach has a material adverse effect on the Company or any of its direct or indirect subsidiaries;

vi.	Employee fails or refuses to perform assigned duties and such failure or refusal continues for a period of 10 days following written notice from the Company; or

vii.	Employee’s violation of any material Company policy, including, but not limited to, the Insider Trading Policy.

(d) Written notice from the Company to Employee that Employee’s employment is being terminated without Cause; or

(e) Employee’s written notice of resignation to the Company. Employee agrees to provide Company with four weeks notice of Employees’ intent to resign and Employee’s resignation shall not become effective until the end of that four week notice period unless Employee and Company mutually agree otherwise.

11. Payment After Termination. Following termination of Employee’s employment, all payments and benefits provided to Employee under this Agreement shall cease as of the date of such termination, except that in the event Employee’s employment is terminated by the Company pursuant to Section 10(d), then for the “Severance Pay Period” (as hereafter defined) upon the Employee’s delivery to the Company of a Release and Waiver of claims in the form attached hereto as Exhibit B: (i) the Company shall pay Employee severance pay at an annual rate equal to Employee’s most recent base salary, less standard deductions and withholdings, such payments to be made at the same time as Employee’s salary otherwise would have been payable, and (ii) if the Employee elects continued coverage under COBRA, the Company will reimburse Employee for the same portion of Employee’s health insurance premiums for Employee and Employee’s family, to the same extent the Company paid those premiums during Employee’s employment. The term “Severance Pay Period” shall mean the period commencing on the effective date of the termination of Employee’s employment under Section 10 and ending on the earlier to occur of: i) Employee’s commencement of employment for another employer, or ii) six months subsequent to the date of Employee’s termination. During the “Severance Pay Period,” Employee will be available to consult with the Company without the payment of additional compensation by the Company as provided in Section 12 herein, and Employee will promptly notify the Company if Employee commences employment with another employer.

12. CONSULTING. In exchange for the promises and covenants set forth herein, Employee and the Company agree that during the Severance Pay Period, Employee shall serve as an independent contractor consultant, subject to the terms herein.

(a)	Consulting Services. During the Severance Pay Period, Employee shall be available for up to ten (10) hours per month to consult with the Company in the areas of Employee’s expertise, as requested by the Company’s CEO or CFO. Employee’s consulting services shall be performed via telephone, computer communications, or facsimile unless Employee is specifically requested, with reasonable advance notice, to come to Company premises; and Employee will not have an office on Company premises during the Consulting Period.

(b)	No Agency or Employment Relationship. During the Severance Pay Period, Employee will not be considered an agent or an employee of the Company; Employee will not have authority to make any representation, contract, or commitment on behalf of the Company and Employee agrees not to do so; and Employee will not be entitled to any of the benefits which the Company may make available to its employees, such as group insurance, profit sharing, or retirement benefits.

(c)	Other Work Activities. During the Severance Pay Period, Employee may engage in employment, consulting or other work relationships in addition to Employee’s work for the Company, provided that Employee complies with Section 3.2 herein. The Company agrees to make reasonable arrangements to enable Employee to perform Employee’s consulting services for the Company at such times and in such a manner so that it does not unreasonably interfere with other work activities in which Employee may engage.

(d)	Consulting Information. Employee agrees not to use or disclose any confidential or proprietary information of the Company which Employee obtains or develops in the course of performing Employee’s consulting services for the Company, without prior written authorization from a duly authorized representative of the Company.

13. Termination of Company’s Obligation. Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in Section 11 or Section 12, the Company’s obligations, and the Employee’s rights, pursuant to Section 11 and Section 12 shall cease and be rendered a nullity immediately should the Employee violate the provisions of Sections 3.2, 7, 8 and/or 9 herein and/or the Proprietary Information and Inventions Agreement.

14. Arbitration. The Company and Employee agree that any controversy or claim arising out of or relating to this Agreement or the Company’s employment of Employee (including, but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution or any other federal, state or local statutes or common law) or any dispute arising out of the interpretation or application of this Agreement, which the Company and Employee are unable to resolve, shall be finally resolved and settled exclusively by arbitration in San Diego, California by a single arbitrator who is mutually selected by the Company and Employee. If the Company and Employee cannot agree upon an arbitrator, then each party shall choose its own independent representative and those independent representatives shall in turn choose the single arbitrator within thirty days of the date of the selection of the first independent representative.

15. Miscellaneous.

(a) Entire Agreement. This Agreement, including Exhibits A and B hereto, represents the Company’s and Employee’s entire understanding with respect to the subject matter contained in this Agreement and supersedes all previous understandings, written or oral (with the exception of the Proprietary Information and Inventions Agreement) between the Company and Employee concerning the subject matters of this Agreement. This Agreement may be amended or modified only with the signed written consent of both the Company and Employee. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

(b) Survival of Certain Sections. Sections 3.2, 7, 8, 9, 11, 12, 13, 14, 15 of this Agreement and the Proprietary Information & Inventions Agreement shall remain in effect after the termination of Employee’s employment by the Company, regardless of the reason the employment relationship ends.

(c) Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

(d) Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

(e) Injunctive Relief. Employee recognizes that money damages alone would not adequately compensate the Company in event of any breach by Employee of Sections 3, 7, 8 and/or the Proprietary Information & Inventions Agreement. Therefore, Employee agrees that, in addition to all other remedies available to the Company at law, in equity, or otherwise, the Company shall be entitled to injunctive relief to restrain any breach of said Sections and to enforce the provisions hereof, without showing or proving any actual damage to the Company or posting any bond.

(f) Non-Waiver. No failure by the Company to insist upon strict compliance with any of the terms, covenants, or conditions hereof, and no delay or omission by the Company in exercising any right under this Agreement, will operate as a waiver of such terms, covenants, conditions or rights. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g) Governing Law/Venue. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California. The parties agree that the venue for any dispute under this Agreement will be San Diego California, whether in a court of law or before an arbitrator, as provided herein. The Company and Employee severally recognize and consent to the jurisdiction over each of them by the courts of the state of California.

(h) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (1) by personal delivery when delivered personally; (2) by overnight courier upon written verification of receipt; (3) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (4) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to the Employee shall be sent to the last known address in the Company’s records or such other address as the Employee may specify in writing. Notices to the Company shall be sent to the Company’s Chief Executive Officer to such other Company representative as the Company may specify in writing.

(i) Advertising waiver. The Employee agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its affiliates, or the machinery and equipment used in the provision thereof, in which the Employee’s name and/or pictures of the Employee taken in the course of the Employee’s provision of services to the Company and/or its affiliates, appear. The Employee hereby waives and releases any claim or right the Employee may otherwise have arising out of such use, publication or distribution.

BY PLACING MY SIGNATURE HEREUNDER, I ACKNOWLEDGE THAT I HAVE READ ALL THE PROVISIONS OF THIS AGREEMENT AND THAT I AGREE TO ALL OF ITS TERMS.

EMPLOYEE:

Date: July 27, 2004	Clarke Neumann

/s/ CLARKE NEUMANN Employee’s Signature
Address:
Accepted:

Date:July 27, 2004	SEQUENOM, INC.

	By:	/s/ STEVE ZANIBONI
Title: Chief Financial Officer

EXHIBIT A

PRIOR EMPLOYMENT OR CONFIDENTIALITY AGREEMENTS

LIST OF THE NAMES OF ALL THIRD PARTIES WITH WHOM EMPLOYEE HAS ENTERED INTO EMPLOYMENT OR EMPLOYMENT CONFIDENTIALITY AGREEMENTS, EMPLOYEE PRIOR TO BEGINNING EMPLOYMENT WITH COMPANY.

A.	The following lists all are the names of all third parties with whom Employee has entered into employment or employment confidentiality agreements.

None

Additional sheets attached

DATED: July 27, 2004

EMPLOYEE: /s/    CLARKE NEUMANN

EXHIBIT B

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 11 of the Employment Agreement dated July 19, 2004, to which this form is attached, I, Clarke Neumann, hereby furnish SEQUENOM (the “Company”), with the following release and waiver (“Release and Waiver”).

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates, parent, subsidiaries, and Benefit Plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment Termination Date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:	By:
Clarke Neumann